CONSOLIDATED STATEMENTS OF OPERATIONS
McIntosh Bancshares, Inc. and Subsidiaries

For Each of the Three Months and Twelve Months Ended December 31, 2008 and 2007

	Three Months		Twelve Months
	(Unaudited)		(Audited)
	2008	2007	2008	2007
Interest income:
Loans, including fees	$4,835,827	$6,898,709	$22,153,075	$29,778,098
Interest on investment securities:
U.S. Treasury, U.S. Government agency and mortgage-backed securities	850,705	767,003	3,191,545	3,367,380
State, county and municipal	24,388	109,147	258,272	428,973
Other investments	15,224	38,724	96,000	157,774
Federal funds sold and other short-term investments	21,833	119,248	234,238	453,892
Total interest income	5,747,977	7,932,831	25,933,130	34,186,117

Interest expense:
Interest-bearing demand and money market	168,700	749,331	1,328,132	3,441,208
Savings	95,006	44,537	264,539	184,350
Time deposits of $100,000 or more	1,154,017	1,613,271	5,209,118	6,202,057
Other time deposits	1,441,143	1,593,516	5,675,571	5,923,425
Other borrowings	145,066	137,739	538,029	704,357
Total interest expense	3,003,932	4,138,394	13,015,389	16,455,397
Net interest income	2,744,045	3,794,437	12,917,741	17,730,720
Provision for loan losses	4,742,804	2,265,075	15,947,716	3,324,370
Net interest income (loss) after provision for loan losses	(1,998,759)	1,529,362	(3,029,975)	14,406,350

Other income:
Service charges	652,117	622,535	2,503,665	2,307,843
Investment securities gains	-	147,853	2,184,140	156,053
Increase in cash surrender value of life insurance	108,920	79,722	297,560	286,074
Other real estate owned gains (losses)	(750,591)	(123,339)	(1,180,926)	(23,164)
Fixed and repossessed asset gains (losses)	171	-	(14,844)	(7,772)
Other income	260,746	336,380	1,242,182	1,487,199
Total other income	271,363	1,063,151	5,031,777	4,206,233

Other expenses:
Salaries and employee benefits	2,126,576	1,923,452	9,126,505	9,582,292
Occupancy and equipment	440,988	404,934	1,795,829	1,744,790
Other operating	1,199,567	945,310	4,431,671	3,579,757
Total other expenses	3,767,131	3,273,696	15,354,005	14,906,839
Earnings (loss) before income taxes	(5,494,527)	(681,183)	(13,352,203)	3,705,744
Income tax (expense) benefit	1,920,944	343,274	5,122,719	(1,117,856)
Net earnings (loss)	$(3,573,583)	$(337,909)	$(8,229,484)	$2,587,888

Basic earnings (loss) per common share based on average outstanding
shares of 2,813,389 in 2008 and 2,810,554 in 2007	$(1.27)	$(0.12)	$(2.93)	$0.92
Diluted net earnings (loss) per common share based on average outsanding shares for the three months of 2,820,576 in 2008
and 2,850,297 in 2007 and for the twelve months of 2,813,389
in 2008 and 2,860,884 in 2007	$(1.27)	$(0.12)	$(2.93)	$0.90

Dividends declared per share of common stock	$-	$0.09	$0.09	$0.36

CONSOLIDATED BALANCE SHEETS
McIntosh Bancshares, Inc. and Subsidiaries

December 31, 2008 and 2007	2008	2007
(Audited)
Assets
Cash and due from banks	$11,236,248	$6,491,435
Interest bearing deposits	3,648,976	6,727,673
Federal funds sold	6,000,000	8,124,000
Investment securities held to maturity	-	235,512
Investment securities available for sale	70,655,886	75,850,582
Other investments	3,347,979	1,760,865
Loans	324,331,007	341,854,333
Less: Allowance for loan losses	(8,517,479	(6,956,164)
Loans, net	315,813,528	334,898,169
Premises and equipment, net	6,785,873	7,443,657
Other real estate	14,829,144	6,246,715
Accrued interest receivable	2,296,294	3,835,210
Bank owned life insurance	6,774,322	6,516,157
Other assets	9,765,916	4,324,605
Total assets	$451,154,166	$462,454,580

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
Demand	$32,218,792	$31,891,955
Money market and NOW accounts	89,485,500	116,452,038
Savings	21,488,019	12,568,818
Time deposits of $100,000 or more	108,775,948	117,250,399
Time deposits	143,631,233	129,113,648
Total deposits	395,599,492	407,276,858
Borrowed funds	16,656,504	12,461,379
Accrued interest payable and other liabilities	6,624,647	4,913,897
Total liabilities	418,880,643	424,652,134
Commitments

Stockholders' equity:
Common stock, par value $2.50; 10,000,000 shares authorized,
3,252,581 shares for 2008 and 2,810,976 shares for 2007 issued and outstanding	8,131,453	7,027,440
Surplus	7,660,276	5,686,589
Retained earnings	16,689,822	25,172,294
Accumulated other comprehensive loss	(208,028)	(83,877)
Total stockholders' equity	32,273,523	37,802,446
Total liabilities and stockholders' equity	$451,154,166	$462,454,580

Dear Shareholders,

A recent article in the Atlanta Journal Constitution appropriately stated, “Fed Chairman Ben Bernanke and his colleagues are battling a three-headed economic monster: crises in housing, credit, and financial markets that – taken together – haven’t been seen since the 1930’s.”  Such is the backdrop for our fourth quarter shareholders’ letter.

The economy in general and the markets we serve in particular continue to have a negative impact on our operating results.  As compared to the fourth quarter of 2007, net income decreased $3.2 million to a loss of $3.6 million.  Fully diluted net earnings per common share decreased $1.15 per share to a loss of $1.27 per share for the same period. For the twelve months ended December 31, 2008, net income decreased $10.8 million to a loss of $8.2 million as compared to December 31, 2007.

Driving these results was a further deterioration of asset quality.  Although non-performing assets (foreclosed property, non-accrual loans, and loans that are 90 days or more past due and not on non-accrual) declined $1.4 million or 3% to $44.6 million since September 30, 2008, they increased $16.7 million or 60% since December 31, 2007.  Net charge-offs in the fourth quarter of 2008 were $9.1 million as compared to $1 million in the fourth quarter of 2007.  A large percentage of the fourth quarter charge-offs was attributable to aggressive write-downs from reserves on certain collateral dependent loans.  For the year ended 2008 net charge-offs were $14.4 million as compared to $1 million in the year 2007.

As loan losses increased so did our loan loss provision expense.  For the fourth quarter, provision expense increased $2.5 million to $4.7 million as compared to the fourth quarter of 2007.  For the year ended December 31, 2008 loan loss provision expense increased $12.6 million or 380% to $15.9 million.  Our loan loss reserve increased by $1.6 million or 22% to $8.5 million.  This amount represents 2.63% of gross loans as compared to $7.0 million or 2.03% of gross loans as of December 31, 2007.

The Bank foreclosed on 139 properties with carrying balances totaling $15.2 million and sold 49 properties with carrying balances totaling $8.2 million from year-end 2007 to December 31, 2008.  These properties were sold at an average 14% discount to carrying value.  We continue to be aggressive in our identification of problem assets, the charge-off of uncollectible accounts, and the management and disposal of foreclosed property.

Aggravating asset quality was our continued concentration in Acquisition, Development and Construction (AD&C) loans.  Although AD&C loans as of December 31, 2008 represent 24% of gross loans and commitments versus 38% as of the prior year-end, we are working hard to further reduce them to approximately 12%.

Net interest income for the twelve months ending December 31, 2008 decreased $4.8 million or 27% from the prior year.  This decline was reflected in our tax equivalent net interest margin of 3.11% as of December 31, 2008, which fell 102 basis points from the year ago period.  Driving these declines were the following:

•	The reversal of interest income on loans placed on non-accrual totaling $1.2 million;
•	Holding an average of $10.6 million in other real estate and $28.7 in non-accrual loans resulted in $3.5 million in foregone interest income;
•	$493,000 less in loan fee income; and
•	Net interest margin compression resulting from asset sensitivity as the prime lending rate fell 400 basis points during the 12 months ending December 31, 2008.

We continue to shrink our balance sheet as we strive to preserve capital.  In the twelve months ended December 31, 2008:

•	Total assets decreased $11.3 million or 2.4% to $451 million.
•	Deposits decreased $11.7 million or 2.9% to $395.6 million.
•	Gross loans decreased $17.5 million or 5.1% to $324.3 million.
•	Total stockholders’ equity declined $5.5 million or 14.6% to $32.3 million.

Concerning capital, the decline would have been greater had the company not issued 441,605 common shares to its directors and select executive officers for $6.85 a share on December 29, 2008.  Proceeds from the sale totaled $2,984,619, net of a $40,375 placement fee.  The stock was offered and sold only to accredited investors.

As of December 31, 2008 the company is adequately capitalized as indicated by the following ratios as of December 31, 2008:

•	Leverage capital ratio - 6.4%;
•	Tier 1 risk-based ratio - 8.2%; and
•	Total risk-based capital ratio – 9.5%.

Although salaries and employee benefit expense showed an increase of $203,124 in the fourth quarter as compared to last year, fourth quarter 2007 benefit expenses were positively affected by the reversal of accrued benefits that were not paid.  Salary and employee benefit expense was down $445,787, or 5% year over year, due to a reduction in full time equivalent employees of 22, or 15% of our work force.  To further reduce salary expense Executive Management and Senior Management have taken a 10% and 5% pay cut respectively.  Executive Management also received no raises in 2008.

The increase in other operating expense for the year of $851,914 was primarily attributable to a $166,261 or 242% increase in collection expense and a $602,126 or 519% increase in other real estate expense on foreclosed properties.

What can you do to help?  Encourage Senator Johnny Isakson in his efforts to promote a homebuyer tax credit of $15,000 for all purchasers of homes, without restrictions.  Support a bill co-sponsored by Senators Johnny Isakson and Saxby Chambliss to require the Securities and Exchange Commission to reinstate the “uptick rule” and eliminate “naked short selling” in order to stabilize financial markets.  And finally, support our Senators efforts to change mark-to-market rules to afford a mechanism of amortization or “smoothing” to absorb toxic assets over time.

Our annual stockholders meeting will be held on Thursday, May 21, 2009 at 4:00 p.m. at the Bank’s Operation Center located at 264 Alabama Boulevard, Jackson, Georgia.  We hope you will be present to hear further discussion about 2008 and our plans for 2009.

In closing, we know that you are eager to hear of our progress on our application for capital pursuant to the U. S. Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”).  After months of waiting, we are withdrawing our application following consultations with our primary federal bank regulator and are currently evaluating alternative sources of capital.  We presently anticipate that our previously announced agreement with Redemptus Group, LLC to purchase $8 million of debentures, subject to certain closing conditions, will be extended in order to permit us to explore additional sources of capital.  In addition to the follow-on private placement of our common stock contemplated under our agreement with Redemptus, these sources include, but are not limited to, potential issuances of other equity securities or debt or the sale of assets to improve our capital ratios.

Thank you so very much for your unwavering support and encouragement as we navigate these troubled waters.  Please continue to refer your relatives, friends and neighbors to your bank.

Sincerely,

William K. Malone                                                                                    Thurman L. Willis, Jr.
Chairman & Chief Executive Officer                                                        President & Chief Operating Officer
McIntosh Bancshares, Inc.                                                                         McIntosh Bancshares, Inc.